Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, no par value, of Tucows Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.
In evidence thereof, the undersigned hereby execute this Agreement.

Dated:    January 29, 2018

Investmentaktiengesellschaft fuer langfristige Investoren TGV,

Jens Grosse-Allermann


By: /s/ Jens Grosse-Allermann
Jens Grosse-Allermann, for himself and as
CEO of the Umbrella Fund


By: /s/ Norman Rentrop
Norman Rentrop